Exhibit 99.1

Millipore to Offer $550 Million Convertible Senior Notes

BILLERICA, Mass—June 6, 2006—Millipore Corporation (NYSE: MIL) today announced that it intends, subject to market and other conditions, to offer $550 million aggregate principal amount of Convertible Senior Notes due 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Millipore intends to grant the initial purchasers a 13-day option to purchase up to an additional $82.5 million of the Convertible Senior Notes to cover over-allotments, if any. The notes will be convertible in certain circumstances into a combination of cash and Millipore common stock. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and Millipore common stock for the note’s conversion value in excess of such principal amount.

Millipore expects to use the net proceeds from the offering of the notes to fund a portion of the merger consideration payable in connection with the consummation of its acquisition of Serologicals Corporation. Any remaining proceeds will be added to Millipore’s working capital and will be used for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Millipore common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

The matters discussed herein, including Millipore’s intention to complete the notes offering, are based on current management expectations. Completion of the proposed notes offering is subject to market conditions and other factors.

CONTACT: Millipore Corporation

Investor Contact:

Joshua Young, 978-715-1527 or 800-225-3384

Director, Investor Relations

joshua_young@millipore.com

SOURCE: Millipore Corporation